Exhibit 99.1

American Airlines Team Members:

We have good news to share. American Airlines is establishing a profit sharing program effective with our 2016 annual earnings. That means the program has already begun, and will pay out in early 2017 based on what we earn in 2016. The plan will put 5% of every pre-tax dollar we earn into a profit sharing pool to be shared by all team members (excluding management levels 5 and above).

We are taking this step because we have heard from many of you that a profit sharing plan is important to our success as a team. Although we continue to believe the most effective way to increase compensation is through higher base pay, we recognize there is a team-building component to profit sharing. Our colleague, Elise Eberwein, says it best: “Profit sharing is a feeling, not a formula.” By eliminating profit sharing in exchange for higher base pay rates, we inadvertently have eliminated some of our shared sense of teamwork – and that was never our intent.

We will reinstate profit sharing at the same 5% funding rate that was ratified by all American contract employees prior to our merger. This means the company will set aside 5% of our annual pre-tax income (before special items) every year, and that pool of money will be shared among all participants. Although this 5% rate is lower than our peers, we plan to offer hourly pay rates higher than those same peers in the contracts we’re negotiating now and in those to be negotiated in the future. As we have demonstrated in all joint contracts already reached, our view continues to be that we should set industry-leading pay rates as we negotiate our contracts so that higher pay is reflected in each paycheck, every pay period, throughout the year, and that your paycheck recognizes the work you do every day.

We believe this will provide the best of both pay structures: higher base rates as we negotiate new contracts and a shared sense of teamwork throughout the year as we deliver industry-leading financial results. Our new profit sharing plan will provide additional compensation on top of contractual pay rates already in place and its existence will not affect our pay rate proposals for joint contracts currently being negotiated.

As you may know, management does not have the ability to unilaterally increase the compensation of team members represented by unions so we will need the approval of each union before this plan can be implemented for each group of represented employees. Because we will not be asking for anything in return, we expect your union leaders will readily agree.

This is an amazing time for American. To be in a position of strength and stability, and provide certainty to you and your families, is exactly what our merger set out to do. Instituting a profit sharing plan outside of negotiations is unprecedented in our business. It’s definitely a new day at American Airlines. And the key to our future success is an engaged, supported and motivated team.

We are dedicated to making that happen, and we know you are also. Let’s work together to make 2016 our best year ever.

Doug                        Scott